                                                                  Exhibit 99.14A



CONSENT OF INDEPENDENT AUDITORS

Smith Barney Fundamental Value Fund Inc.:

We consent to the use in Pre-Effective Amendment No.1 to Registration Statement No. 333-96409 of our report dated November 12, 1999 appearing in the Annual Report to Shareholders for the year ended September 30, 1999, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement on Form N-14, and to the references to us under the captions "Synopsis-Introduction" and "Representations and Warranties" in the Proxy Statement/Prospectus, which is also included in such Registration Statement on Form N-14.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
March 27, 2000